UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 29, 2015

PACIFIC SUNWEAR OF CALIFORNIA, INC.
(Exact Name of Registrant as Specified in Charter)

California	0-21296	95-3759463
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3450 East Miraloma Avenue Anaheim, CA	92806-2101
(Address of principal executive offices)	(Zip Code)
(714) 414-4000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
On October 29, 2015, Pacific Sunwear of California, Inc. (the “Company”), received a deficiency notice (the “Notification Letter”) from the NASDAQ Global Select Stock Market (“NASDAQ”) stating that for the last 30 consecutive business days, the Company had not met the $15 million minimum market value of publicly held shares continued listing standard as required by NASDAQ Listing Rule 5450(b)(3)(C). As provided in the NASDAQ rules, the Company has 180 calendar days, or until April 26, 2016, to regain compliance. To regain compliance, the market value of the Company’s publicly held shares must be $15 million or more for a minimum of ten consecutive business days at any time prior to April 26, 2016.
If the Company has not regained compliance prior to April 26, 2016, the Company will consider whether to apply to transfer its common stock to the NASDAQ Capital Market. The ability to transfer to the NASDAQ Capital Market would be dependent upon the Company meeting the applicable listing requirements for that exchange. If the Company is eligible to, and decides to, transition to the NASDAQ Capital Market, the transition would not impact the Company’s obligation to file periodic reports and other reports with the Securities and Exchange Commission under applicable federal securities laws. If the Company does not transfer its securities to the NASDAQ Capital Market or regain compliance with Rule 5450(b)(3)(C) by April 26, 2016, the NASDAQ staff will issue a notice that its securities are subject to delisting. The Company then has the right to appeal the decision to a NASDAQ Listing Qualifications Panel. The Company has not yet determined what other actions it may pursue to regain compliance with the above NASDAQ continued listing requirement, and there can be no assurance that the Company will be able to regain compliance with such requirement.
The Notification Letter does not impact the Company’s listing on the NASDAQ Global Select Market at this time and the Company’s common stock will continue to trade on the NASDAQ Global Select Market under the symbol “PSUN.”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 4, 2015

PACIFIC SUNWEAR OF CALIFORNIA, INC.

/s/ CRAIG E. GOSSELIN
Craig E. Gosselin Senior Vice President, General Counsel and Human Resources